                                                                  EXHIBIT (3)(c)

DISTRIBUTION AGREEMENT


AGREEMENT made this Eleventh (11th) day of September 2000 by and between Farmers New World Life Insurance Company, a Washington corporation ("FNWL"), on its behalf and on behalf of each separate account identified in Schedule 1 hereto, and Farmers Financial Solutions, LLC ("Distributor"), a Nevada Limited Liability Company.

WITNESSETH:

WHEREAS, Distributor is a broker-dealer that engages in the distribution of variable insurance products and may engage in the distribution of other investment products;

WHEREAS, FNWL desires to issue certain variable insurance products described more fully below to the public through Distributor acting as principal underwriter and distributor; and

WHEREAS, FNWL and Distributor acknowledge that Distributor may distribute variable insurance products and other investment products for other companies.

NOW, THEREFORE, in consideration of their mutual promises, FNWL and Distributor hereby agree as follows:

1. DEFINITIONS

a. Contracts -- The class or classes of variable insurance products set forth on
Schedule 2 to this Agreement as in effect at the time this Agreement is executed, and such other classes of variable insurance products that may be added to Schedule 2 from time to time in accordance with Section 10.b of this Agreement, and including any riders to such contracts and any other contracts offered in connection therewith. For this purpose and under this Agreement generally, a "class of Contracts" shall mean those Contracts issued by FNWL on the same policy form or forms and covered by the same Registration Statement.

b. Registration Statement -- At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to a class of Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 8 of this Agreement, the term "Registration Statement" means any document which is or at any time was a Registration Statement within the meaning of this Section 1.b.

c. Prospectus -- The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term "Prospectus" shall refer to the most recently filed prospectus filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 8 of this Agreement, the term "any Prospectus" means any document which is or at any time was a Prospectus within the meaning of this
Section 1.c.

d. Fund -- An investment company in which the Separate Account invests.

e. Variable Account -- A separate account supporting a class or classes of Contracts and specified on Schedule 1 as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with Section 10.b of this Agreement.

f. 1933 Act -- The Securities Act of 1933, as amended.

g. 1934 Act -- The Securities Exchange Act of 1934, as amended.

h. 1940 Act -- The Investment Company Act of 1940, as amended.

i. SEC -- The Securities and Exchange Commission.

j. NASD -- The National Association of Securities Dealers, Inc.

k. Representative -- An individual who is an associated person of Distributor, as that term is defined in the 1934 Act.

l. Application -- An application for a Contract.

m. Premium -- A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

2. AUTHORIZATION AND APPOINTMENT

a. Scope of Authority. FNWL hereby authorizes Distributor on an exclusive basis, and Distributor accepts such authority, subject to the registration requirements of the 1933 Act and the 1940 Act and the provisions of the 1934 Act and conditions herein, to be the distributor and principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement. The Contracts shall be offered for sale and distribution at premium rates set from time to time by FNWL. Distributor shall use its best efforts to market the Contracts actively subject to compliance with applicable law, including the rules of the NASD. However, Distributor shall not be obligated to sell any specific number or amount of Contracts. Also, the parties acknowledge and agree that Distributor may distribute variable insurance products and other investment products for other companies. Completed applications for Contracts shall be transmitted directly to FNWL, or as further designated by FNWL, for acceptance or rejection in accordance with the underwriting rules established by FNWL.

b. Limits on Authority. Distributor shall act as an independent contractor and nothing herein contained shall constitute Distributor or its agents, officers or employees as agents, officers or employees of FNWL solely by virtue of their activities in connection with the sale of the Contracts hereunder. Distributor and its Representatives shall not have authority, on behalf of FNWL: to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to FNWL). Distributor shall not expend, nor contract for the expenditure of, the funds of FNWL. Distributor shall not possess or exercise any authority on behalf of FNWL other than that expressly conferred on Distributor by this Agreement.

3. SOLICITATION ACTIVITIES

a. Representatives. No Representative shall solicit the sale of a Contract unless at the time of such solicitation such individual is duly registered with the NASD and duly licensed with all applicable state insurance and securities regulatory authorities, and is duly appointed as an insurance agent of FNWL.

b. Solicitation Activities. All solicitation and sales activities engaged in by Distributor and its Representatives with respect to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, as well as all applicable insurance laws and regulations, and compliance manuals provided by FNWL. In particular, without limiting the generality of the foregoing:

(1) Distributor, along with appropriate FNWL NASD registered principals, shall train, supervise and be solely responsible for the conduct of Representatives in their solicitation of applications and Premiums and distribution of the Contracts, and shall supervise their compliance with, applicable rules and regulations of any securities regulatory agencies that have jurisdiction over variable insurance product activities.

(2) Neither Distributor nor any Representative shall offer, attempt to offer, or solicit Applications for, the Contracts or deliver the Contracts, in any state or other jurisdiction unless FNWL has notified Distributor that such Contracts may lawfully be sold or offered for sale in such state, and has not subsequently revised such notice.

(3) Neither Distributor nor any Representative shall give any information or make any representation in regard to a class of Contracts in connection with the offer or sale of such class of Contracts that is not in accordance with the Prospectus for such class of Contracts, or in the then-currently effective prospectus or statement of additional information for a Fund, or in current advertising materials for such class of Contracts authorized by FNWL.

(4) All Premiums paid by check or money order that are collected by Distributor or any of its Representatives shall be remitted promptly, and in any event within two business days after receipt in full, together with any Applications, forms and any other required documentation, to FNWL. Checks or money orders in payment of Premiums shall be drawn to the order of "Farmers New World Life Insurance Company." If any Premium is held at any time by Distributor, Distributor shall hold such Premium in a fiduciary capacity and such Premium shall be remitted promptly, and in any event within two business days, to FNWL. Distributor acknowledges that all such Premiums, whether by check, money order or wire, shall be the property of FNWL. Distributor acknowledges that FNWL shall have the unconditional right to reject, in whole or in part, any Application or Premium.

c. Suitability. FNWL and Distributor wish to ensure that the Contracts sold by Distributor will be issued to purchasers for whom the Contracts are suitable. Distributor shall require that the Representatives have reasonable grounds to believe that a recommendation to an applicant to purchase a Contract is suitable for that applicant. Distributor shall review all applications for suitability in accordance with Rule 2310 of the NASD Conduct Rules and interpretations and guidance relating thereto. FNWL will review all applications under the suitability standards set forth in variable life insurance regulations adopted by states where the Contracts are sold, and standards adopted by FNWL or as set forth in compliance and operational manuals. While not limited to the following, a determination of suitability shall be based on information furnished to a Representative after reasonable inquiry of the applicant concerning his or her financial status, retirement needs, reasons for purchasing a Contract, investment sophistication and experience, other securities holdings, investment objectives (including risk tolerance), investment time horizon and tax status.

d. Representations and Warranties of Distributor. Distributor represents and warrants to FNWL that Distributor is and during the term of this Agreement shall remain registered as a broker-dealer under the 1934 Act, admitted as a member with the NASD, and duly registered under applicable state securities laws, and that Distributor is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

4. MARKETING MATERIALS

a. Preparation and Filing. FNWL and Distributor shall together design and develop all promotional, sales and advertising material relating to the Contracts and any other marketing-related documents for use in the sale of the Contracts, subject to review and approval by Distributor of such material and documents in accordance with Rule 2210 of the NASD Conduct Rules. Distributor shall be responsible for filing such material with the NASD and any state securities regulatory authorities requiring such filings. FNWL shall be responsible for filing all promotional, sales or advertising material, as required, with any state insurance regulatory authorities. FNWL shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. The parties shall notify each other expeditiously of any comments provided by the SEC, NASD or any securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.

b. Use in Solicitation Activities. FNWL shall be responsible for furnishing Distributor with such Applications, Prospectuses and other materials for use by Distributor and Representatives in their solicitation activities with respect to the Contracts. FNWL shall notify Distributor of those states or jurisdictions which require delivery of a statement of additional information with a Prospectus to a prospective purchaser. Distributor or its Representatives shall not use any promotional, sales or advertising materials that have not been approved by FNWL.

5. COMPENSATION AND EXPENSES

a. FNWL shall pay compensation for sales of the Contracts in accordance with
Schedule 3 attached hereto.

b. FNWL shall pay all expenses, except for commissions to Representatives, in connection with the variable products including, but not limited to, the preparation and filing of the Contracts, Registration Statements, and promotional materials. FNWL may pay forms of compensation to the Representatives as paying agent on behalf of Distributor and will maintain the books and records reflecting such payments in accordance with the requirements of the 1934 Act on behalf of Distributor.

6. COMPLIANCE

a. Maintaining Registration and Approvals. FNWL shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

b. Confirmations and 1934 Act Compliance. FNWL, or its appointed designee, as agent for Distributor, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act acceptance of Premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder. FNWL or its appointed designee, shall maintain and preserve books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. The books, accounts and records of FNWL, the Variable Account and Distributor as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. FNWL shall maintain, as agent for

Distributor, such books and records of Distributor pertaining to the offer and sale of the Contracts and required by the 1934 Act as may be mutually agreed upon by FNWL and Distributor, including but not limited to maintaining a record of Representatives and of the payment of commissions and other payments or service fees to Representatives. In addition, FNWL, or its appointed designee, as agent for Distributor, shall maintain and preserve such additional accounts, books and other records as are required of FNWL, and Distributor by the 1934 Act. FNWL, and its appointed designee, shall maintain all such books and records and hold such books and records on behalf of and as agent for Distributor whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, NASD, and all other regulatory bodies having jurisdiction.

c. Reports. Distributor shall cause FNWL to be furnished with such reports as FNWL may reasonably request for the purpose of meeting its reporting and record keeping requirements under the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder as well as the insurance laws of the State of Washington and any other applicable states or jurisdictions.

d. Issuance and Administration of Contracts. FNWL, or its appointed designee shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, provided, however, that Distributor, and its designated Office(s) of Supervisory Jurisdiction and Branch Office(s) (the "Office(s)") shall have full responsibility for the securities activities of all persons employed by FNWL, engaged directly or indirectly in the Contract operations, and for the training, supervision and control of such persons to the extent of such activities.

7. INVESTIGATIONS AND PROCEEDINGS

a. Cooperation. Distributor and FNWL shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, FNWL and Distributor shall notify each other promptly of any written customer complaint or any potentially serious customer complaint or notice of any regulatory investigation proceeding or judicial proceeding (or the likelihood of same) received by either party with respect to the Contracts. Distributor and FNWL agree to act in good faith and use their best business efforts to keep each other informed of matters which may result in serious and material customer complaints, regulatory investigations or proceedings or judicial proceedings.

b. Customer Complaints. Distributor agrees that it will comply with the reporting requirements imposed by Section 3070 of the NASD Rules of Conduct with regard to the sales of the Contracts. Without limiting the foregoing, Distributor agrees to notify the NASD if Distributor or persons associated with the Distributor are the subject of any written customer complaint involving allegations of theft, forgery or misappropriation of funds or securities, or is the subject of any claim for damages by a customer, broker, or dealer which is settled for an amount exceeding $15,000.

8. INDEMNIFICATION

a. By FNWL. FNWL shall indemnify and hold harmless Distributor and any officer, director, or employee of Distributor against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any NASD or SEC rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any Registration Statement or in any Prospectus required to be filed by FNWL; provided that FNWL shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to FNWL by Distributor specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto; or in any Prospectus required to be filed by FNWL;

(2) result from any breach by FNWL of any provision of this Agreement.

This indemnification agreement shall be in addition to any right of liability that FNWL may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

b. By Distributor. Distributor shall indemnify and hold harmless FNWL and any officer, director, or employee of FNWL against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which FNWL and/or any such person may become subject under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

(1) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any Registration Statement or in any Prospectus required to be filed by FNWL; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to FNWL specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto, or in any Prospectus required to be filed by FNWL;

(2) result from any breach by Distributor of any provision of this Agreement;

(3) result from Distributor's own misconduct or negligence.

This indemnification shall be in addition to any right of liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

c. General. Promptly after receipt by a party entitled to indemnification ("indemnified person") under this Section 8 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 8 ("indemnifying party"), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this
Section 8. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending theirself or itself.

The indemnification provisions contained in this Section 8 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or FNWL, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this
Section 8.


9. TERMINATION

This Agreement shall terminate automatically if it is assigned by the Distributor or FNWL without the prior written consent of the other party. This Agreement may be terminated at any time for any reason by either party upon 60 days' written notice to the other party, without payment of any penalty. (The term "assigned" shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.) This Agreement may be terminated at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the following:

(1) the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by FNWL prior to termination; (2) the provisions contained in Section 8 regarding Indemnification and, (3) the provisions contained in Section 3(b)(4) regarding the remittance of premiums.

In the event of any termination for any reason, all books and records and sales or marketing materials held by Distributor being the property of FNWL, shall promptly be returned to FNWL free from any claim or retention of rights by Distributor.

10. MISCELLANEOUS

a. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

b. Schedules. The parties to this Agreement may amend Schedules 1 and 2 to this Agreement from time to time to reflect additions of any class of Contracts and Variable Accounts. The provisions of this Agreement shall be equally applicable to each such class of Contracts and each Variable Account that may be added to the Schedule, unless the context otherwise requires. FNWL and Distributor may modify Schedule 3 as mutually agreed in writing from time to time. Any other change in the terms or provisions of this Agreement shall be by written agreement between FNWL and Distributor.

c. Rights, Remedies, etc, are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

d. Notices. All notices hereunder are to be made in writing and shall be given:

        if to FNWL, to:

        C. Paul Patsis, President
        Farmers New World Life Insurance Company

        3003 77th Avenue S.E.
        Mercer Island, WA 98040

        with a copy to:

        M. Douglas Close
        Vice President & General Counsel
        Farmers New World Life Insurance Company
        4680 Wilshire Boulevard
        Los Angeles, CA 90010

        if to Distributor, to:

        Brian Cohen, President
        Farmers Financial Solutions, LLC
        2423 Galena Avenue
        Simi Valley, CA 93065

or such other address as such party may hereafter specify in writing.

Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

e. Interpretation; Jurisdiction. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement is made in the State of Washington, and all questions concerning its validity, construction or otherwise shall be determined under the laws of Washington without giving effect to principals of conflict of laws.

f. Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

g. Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

h. Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

i. Regulation. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and 1940 Act and the regulations thereunder and the rules and regulations of the NASD and SEC, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified above.

                      FARMERS NEW WORLD LIFE INSURANCE COMPANY

                      FNWL


                      By:    /s/ John R. Patton
                         ----------------------------------------
                      Name: John R. Patton
                      Title: Assistant Vice President & Secretary


                      FARMERS FINANCIAL SOLUTIONS, LLC

                      Distributor


                      By:    /s/ Brian Cohen
                         ----------------------------------------
                      Name:  Brian Cohen
                      Title: President

                                   SCHEDULE 1


For purposes of the Distribution Agreement between FNWL and Distributor entered into on the 11th day of September, 2000, the separate accounts are as follows:

1.      Farmers Annuity Separate Account A

2.      Farmers Variable Life Separate Account A

                                   SCHEDULE 2



For purposes of the Distribution Agreement between FNWL and Distributor entered into on the 11th day of September, 2000, the variable products are as follows:


1.      Farmers Variable Annuity

2.      Farmers Variable Universal Life